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                                                                     Exhibit 5.1

                   [LETTERHEAD OF SIDLEY AUSTIN BROWN & WOOD]

                                  April 7, 2003

Commonwealth Edison Company
10 South Dearborn Street - 37/th/ Floor
Post Office Box 805379
Chicago, Illinois 60680-5379

          Re: $395,000,000 aggregate principal amount of First Mortgage 4.70% Bonds, Series 101, Due April 15, 2015

Ladies and Gentlemen:

          We have acted as counsel to Commonwealth Edison Company, an Illinois corporation (the "Company"), in connection with the issuance and sale by the Company of $395,000,000 aggregate principal amount of First Mortgage 4.70% Bonds, Series 101, Due April 15, 2015 (the "Bonds"), covered by the Registration Statement on Form S-3, No. 333-99363 (as amended, the "Registration Statement"), initially filed by the Company and ComEd Financing III, a statutory trust created under the laws of the State of Delaware, with the Securities and Exchange Commission on September 10, 2002, under the Securities Act of 1933, as amended.

          The Bonds were issued under the Company's Mortgage (the "Mortgage"), dated July 1, 1923, as amended and supplemented, between the Company and Illinois Merchants Trust Company, as trustee (BNY Midwest Trust Company, as current successor trustee), and D.G. Donovan, as co-trustee (collectively, the "Bonds Trustees"), which Mortgage is governed by Illinois law, and sold by the Company pursuant to the Underwriting Agreement, dated as of March 31, 2003, between the Company and ABN AMRO Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

          In rendering the opinions expressed below, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates of the Company and the Bond Trustees and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of

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Commonwealth Edison Company
April 7, 2003
Page 2

all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination.

          Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Illinois.

          2. The Bonds are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity, regardless of whether considered in a proceeding in equity or at law).

          The opinions expressed in this letter are limited to the federal laws of the United States of America and the laws of the State of Illinois.

          We do not find it necessary for the purposes of this letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Bonds.

          We hereby consent to the filing of this letter as Exhibit 5-1-2 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.

                                              Very truly yours,



                                              /s/ Sidley Austin Brown & Wood